Exhibit 10.74

CORINTHIAN COLLEGES, INC.

DEFERRED COMPENSATION PLAN

1.	PURPOSE OF PLAN

The purpose of this Plan is to promote the success of the Company by providing selected management and highly compensated employees an opportunity to defer salary and bonuses as an additional means to attract, motivate and retain such employees.

2.	DEFINITIONS

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“401(k) Plan” shall mean the Company’s Retirement Savings Plan, as now in effect and as hereafter amended from time to time.

“Account” or “Accounts” shall mean a Participant’s Deferral Account and Company Contributions Account.

“Adjusted Deferrals” shall mean the sum of (i) the Participant’s Maximum 401(k) Deferrals for the applicable Plan Year, plus (ii) the Participant’s Plan Year Deferrals for that Plan Year.

“Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee, and no beneficiary designation of someone other than the Participant’s spouse shall be effective unless such designation is consented to by the Participant’s spouse on a form provided by and in accordance with the procedures established by the Committee. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then “Beneficiary” shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under this Plan to a minor, payment shall not be made to the minor, but instead shall be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

“Board” shall mean the Board of Directors of the Company.

“Bonus” shall mean any annual cash incentive compensation payable to a Participant by a Participating Affiliate in addition to the Participant’s Salary.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Committee” shall mean a committee appointed by the Board to administer this Plan as provided in Section 9.

“Company” shall mean Corinthian Colleges, Inc., and any successor entity.

“Company Contributions” shall mean amounts credited to a Participant’s Company Contributions Account in accordance with Section 5.

“Company Contributions Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with any Company Contributions hereunder and all investment gains or losses thereon.

“Compensation” shall mean the Salary and Bonus that the Participant is entitled to for services rendered to a Participating Affiliate.

“Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Salary that he or she elects to defer and invest in the manner described in Section 4, (2) the portion of the Participant’s Bonus that he or she elects to defer and invest in the manner described in Section 4, and (3) investment gains or losses thereon.

“Disability” shall mean with respect to a Participant any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, by reason of which impairment the Participant is either unable to engage in any substantial gainful activity or is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

“Effective Date” shall mean August 1, 2008.

“Eligible Employee” shall mean an employee of a Participating Affiliate who is a highly compensated or management level employee and who is selected by the Committee to be eligible to participate in the Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Fiscal Year” shall mean the Company’s fiscal year.

“Investment Fund” shall mean one or more of the investment funds or portfolios selected by the Committee pursuant to Section 6.1.

“Maximum 401(k) Deferrals” shall mean the maximum amount of a Participant’s compensation that the Participant would be permitted under applicable tax law to elect to defer to the 401(k) Plan for the applicable Plan Year (without giving effect to any limitations on deferrals that may apply to highly compensated employees under the tax law).

“Participant” shall mean any Eligible Employee who is selected for participation in the Plan in accordance with Section 3 and who elects to defer Compensation in accordance with Section 4.

“Participating Affiliates” means, collectively, the Company and each Subsidiary that has elected to adopt this Plan.

“Plan” shall mean this Corinthian Colleges, Inc. Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

“Plan Year” shall mean the 12 consecutive month period beginning January 1 each year, except that the Plan Year for 2008 shall be the period commencing on the Effective Date and ending on December 31, 2008.

“Plan Year Deferrals” shall mean, with respect to a Plan Year, the sum of (i) the amount of Salary earned by a Participant during that Plan Year that the Participant elects to defer to his or her Account under this Plan, and (ii) the amount of Bonus earned by the Participant for the Fiscal Year that ends during that Plan Year that the Participant elects to defer to his or her Account under this Plan.

“Salary” shall mean all cash salary, fees, and similar payments (other than Bonuses) paid to a Participant for services rendered to a Participating Affiliate before reduction on account of: (1) any withholding such as income taxes (but excluding social security and health insurance taxes), and (2) any deferrals under this Plan.

“Separation from Service” means, as to a particular Participant, a termination of services provided by the Participant to his or her Employer (as defined below), whether voluntarily or involuntarily, as determined by the Committee in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(i) For a Participant who provides services to an Employer as an employee, except as otherwise provided in clause (iii) below, a Separation from Service shall occur when the Participant has experienced a termination of employment with the Employer. A Participant shall be considered to have experienced a termination of employment for this purpose when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (A) no further services will be performed by the Participant for the Employer after the applicable date, or (B) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). However, if the Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(ii) For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in clause (iii) below, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(iii) For a Participant who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for the Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in clauses (i) and (ii) above. Similarly, if a Participant either (A) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an employee, or (B) ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with clauses (i) and (ii) above.

Notwithstanding the foregoing provisions of this definition, if a Participant provides services for an Employer as both an employee and as a member of its board of directors, to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5), the services provided by the Participant as a director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a director, for purposes of this Plan.

For purposes of this definition of “Separation from Service,” the term “Employer” means the Company or subsidiary of the Company that the Participant last performed services for or was employed by, as applicable, on the date of his or her Separation from Service, and all other entities that are required to be aggregated together and treated as the employer under Treasury Regulation Section 1.409A-1(h)(3).

“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

“Trust” shall mean a grantor trust maintained under the terms of the related Trust Agreement.

“Trust Agreement” shall mean a trust agreement entered into by and between a Participating Affiliate and the related Trustee with respect to this Plan, as amended from time to time.

“Trustee” shall mean the entity which has entered into the related Trust Agreement as trustee of the Trust thereunder, and any duly appointed successor.

“Unforeseeable Emergency” shall have the meaning ascribed to such term in Section 8.6.

3.	PARTICIPATION

The Committee shall select from the class of employees those particular Eligible Employees who will be eligible to defer all or a portion of their Compensation in accordance with Section 4. Notwithstanding anything else contained herein to the contrary, the Committee shall limit the Eligible Employees selected to participate in this Plan to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA. In order to accomplish the foregoing, the Committee may, at any time and in its sole discretion, terminate the ability of an Eligible Employee or a Participant to defer Compensation (or to defer additional Compensation) under Section 4; provided that such a termination shall not affect deferrals pursuant to any deferral election theretofore made under this Plan.

4.	ELECTIONS TO DEFER COMPENSATION

4.1 General Rule. Subject to the minimum deferral provisions in Section 4.2 below, the amount of Compensation a Participant may elect to defer is as follows:

(a)	Any percentage of Salary up to 75%; and/or

(b)	Any percentage of Bonus up to 100%;

provided, however, that no election shall be effective to reduce the Compensation payable to a Participant for a calendar year to an amount which is less than the amount that the Company or other Participating Affiliate is required to withhold from such Participant’s Compensation for such calendar year for purposes of federal, state and local (if any) income tax, employment tax (including without limitation Federal Insurance Contributions Act (FICA) tax), and other tax withholdings.

4.2 Minimum Deferrals. For each Plan Year during which a Participant is eligible to participate in and elects to defer Compensation under this Plan, at the time the Participant makes such deferral election the minimum amount that the Participant may elect to defer pursuant to such election (based on the Participant’s Compensation rate then in effect and assuming the Participant remains employed for the entire year) is $5,000; provided, however, that the Committee may establish a lower minimum with respect to any Plan Year that is less than 12 months in duration.

4.3 Salary Deferral Elections.

4.3.1 First Year of Eligibility. An individual who is a Participant as of the Effective Date may elect to defer his or her Salary for the 2008 Plan Year by filing an election with the Committee within thirty (30) days after the Effective Date. An individual who first becomes eligible to participate in this Plan at any time after the Effective Date may elect to defer his or her Salary for the remainder of the Plan Year in which he or she first becomes eligible to participate by filing an election with the Committee within thirty (30) days after he or she first becomes eligible to participate. Any election to defer Salary pursuant to this Section 4.3.1 shall be effective with respect to Salary for services rendered on or after the first day of the first payroll period commencing after such election is received by the Committee.

4.3.2 Subsequent Salary Deferral Elections. Subject to Sections 4.1 and 4.2, a Participant may elect to defer his or her Salary for any Nan Year after the Plan Year in which he or she first becomes eligible to participate in this Plan by filing an election with the Committee on or before the December 31 that precedes that Plan Year (or such earlier deadline as may be prescribed by the Committee). For purposes of this Plan, Salary paid on the first regular payday that occurs during a Plan Year shall be deemed to be Compensation for services rendered during such Plan Year.

4.4 Bonus Deferral Elections.

4.4.1 First Year of Eligibility. An individual who first becomes eligible to participate in this Plan at any time after June 30, 2008 may elect to defer his or her Bonus for the Fiscal Year in which he or she first becomes eligible to participate by filing an election with the Committee within thirty (30) days after he or she first becomes eligible to participate. Any Bonus deferral election made pursuant to this Section 4.4.1 shall be effective with respect to a prorated portion of any Bonus paid for services rendered during the Fiscal Year in which the election is made, such prorated portion to be calculated by multiplying (i) the total Bonus paid to the Participant for such Fiscal Year, by (ii) a fraction, the numerator of which is the number of days remaining in such Fiscal Year after the date such election is received by the Committee (or, if later, such individual’s employment commencement date), and the denominator of which is the number of days remaining in such Fiscal Year after the first to occur of such individual first becoming eligible to participate in this Plan or the individual’s date of hire with the Company or any Subsidiary.

4.4.2 Subsequent Bonus Deferral Elections. Subject to Sections 4.1 and 4.2, a Participant may elect to defer his or her Bonus for any Fiscal Year after the Fiscal Year in which he or she first becomes eligible to participate in this Plan by filing an election with the Committee on or before the last day of the Fiscal Year that precedes such Fiscal Year (or such earlier deadline as prescribed by the Committee).

4.4.3 Performance-Based Compensation. Notwithstanding the foregoing provisions, a Participant may file an election to defer a Bonus for a Fiscal Year that is “performance-based compensation” within the meaning of Section 409A of the Code and regulations promulgated thereunder no later than the date that is six (6) months before the end of that Fiscal Year, provided that in no event may an election to defer such performance-based compensation be made after such compensation has become both substantially certain to be paid and readily ascertainable.

4.5 Rules Applicable to Deferral Elections. Any election to defer Compensation pursuant to this Section 4 shall be irrevocable and shall be filed with the Committee, on a form and in a manner prescribed by the Committee, on or before the deadline for making such election set forth above. A Participant’s election to defer Compensation for a Plan Year under this Section 4 shall be effective only with respect to Compensation for services rendered during that Plan Year. A Participant shall be required to timely file a new deferral election with the Committee to defer Compensation for any subsequent Plan Year.

5.	COMPANY CONTRIBUTIONS

5.1 Company Matching Contributions. At the conclusion of each Plan Year, unless otherwise provided by the Board or the Committee, the Company shall credit a Company Contribution to the Account of each Participant who has elected under this Plan to defer Salary earned during that Plan Year and/or to defer any Bonus earned with respect to the Fiscal Year that ended during that Plan Year. The amount of the Company Contribution to a Participant’s Account pursuant to this Section 5.1 shall equal (a) one hundred percent (100%) of the Participant’s Adjusted Deferrals for that Plan Year up to two percent (2%) of the Participant’s Compensation for that Plan Year, plus (b) fifty percent (50%) of the Participant’s Adjusted Deferrals for that Plan Year to the extent such Adjusted Deferrals exceed two percent (2%) of the Participant’s Compensation for that Plan Year but do not exceed six percent (6%) of the Participant’s Compensation for that Plan Year, less (c) the amount of the “Employer

Matching Contribution” (as such term is defined in the 401(k) Plan) that the Company would have made to the Participant’s account under the 401(k) Plan for that Plan Year had the Participant made the Maximum 401(k) Deferrals to the 401 (k) Plan for that Plan Year.

5.2 Company Discretionary Contributions. The Committee may determine, in its sole and complete discretion, to credit additional amounts to one or more Participants’ Accounts under this Plan for any Plan Year. Any additional amounts credited under this Section 5.2 need not be credited to all Participants’ Accounts, and such additional amounts as are credited, if any, need not be credited in equal amounts or percentages. The Committee shall have sole and complete discretion in determining the basis for the crediting of additional amounts under this Section 5.2, including, without limitation, the authority to award such amounts on an individual or group basis, on the basis of performance (whether as measured against pre-established criteria or otherwise), or on any other basis whatever. Any amount credited pursuant to this Section 5.2 shall be credited to the Participant’s Company Contributions Account as soon as administratively practicable after the Committee’s determination. Nothing contained in this Section 5.2 shall be deemed to impose or constitute any obligation on the Committee, the Company or any Subsidiary to make any credit hereunder.

6.	INVESTMENT OF ACCOUNTS

6.1 Investment Funds. Effective as of the date established by the Committee, separate Investment Funds shall be established under this Plan. The Committee may, in its discretion, terminate any Investment Fund at any time; provided that at least four other Investment Funds (each of different investment style from the others) remain offered under this Plan after such termination (taking into account any replacement Investment Fund that may be selected by the Committee for such terminated Investment Fund). The Committee shall determine the number of Investment Funds, and the Committee or its delegate shall determine the particular type of Investment Funds to be offered.

6.2 Investment Elections. Pursuant to rules established by the Committee, each Participant shall have the right and obligation each Plan Year to designate in which of the Investment Funds his or her Plan Year Deferrals for such Plan Year will be deemed to be invested for purposes of crediting investment returns under this Plan. Effective as of the end of any calendar month, a Participant may change the designation made under this Section 6.2 and/or transfer an amount deemed to be invested in one Investment Fund to another Investment Fund (subject to such rules as the Committee may adopt) by filing an election with the Committee, on a form and in a manner prescribed by the Committee, prior to any deadline that may be established by the Committee and in no event later than the last day of such month. The Committee may permit more frequent than monthly elections and may establish rules regarding the timing and effectiveness of such elections. If a Participant does not make an election with respect to the investment of amounts credited to any of his or her Plan Year Deferrals, the Participant shall be deemed to have elected the Investment Fund selected by the Committee as the default Investment Fund as announced to the Participants for those Plan Year Deferrals. The Committee may establish other rules, regulations and procedures regarding the Investment Funds as it deems appropriate in its sole discretion.

6.3 Company Contributions. The Committee may in its discretion provide at the time of the crediting of any Company Contribution under Section 5 that, prior to the time that any amounts attributable to such contribution and any related earnings thereon vest as provided in Section 7.2, such amounts shall be deemed invested in one or more Investment Funds selected by the Company. If and when any such amounts become vested under Section 7.2, such amounts shall thereupon be deemed to be invested in accordance with the Participant’s investment election then in effect for his or her Plan Year Deferrals for the Plan Year for which the Company Contribution was made. Notwithstanding the foregoing provisions, the Committee may in its discretion provide at the time any such Company Contribution is credited to a Participant’s Account that the Participant shall have the right and obligation to designate in which of the Investment Funds such Company Contribution and any related earnings thereon are deemed invested. If the Committee so provides and the Participant does not make an election with respect to the investment of such Company Contribution, the Participant shall be deemed to have elected the Investment Fund selected by the Committee as the default Investment Fund as announced to the Participants for such Company Contribution and any earnings thereon o in the Committee’s discretion, in accordance with the Participant’s investment election then in effect for his or her Plan Year Deferrals for the Plan Year for which the Company Contribution was made.

7.	VESTING.

7.1 Deferral Account. A Participant’s Deferral Account shall be 100% vested and nonforfeitable at all times.

7.2 Company Contributions Account. The interest of each Participant in the amount of any Company Contributions credited to his or her Company Contributions Account pursuant to Section 5.1 (including related earnings thereon) shall vest and become nonforfeitable at the same times and on the same conditions as matching contributions made by the Company to the Participant’s account under the 401(k) Plan for the related Plan Year (or, if no such contributions were made, at the same times and on the same conditions as would have applied had any such contributions been made). The Committee shall establish the vesting requirements (if any) with respect to any Company Contributions credited to a Participant’s Account pursuant to Section 5.2 (including related earnings thereon) at the time such contribution is credited. Company Contributions credited to a Participant’s Account pursuant to either Section 5.1 or Section 5.2 (including related earnings thereon) that are unvested as of the date of the Participant’s death shall become fully vested on the date of the Participant’s death. The Board or the Committee may, in its discretion, accelerate the vesting of the interest of any Participant in any one or more Company Contributions in such circumstances as it may deem appropriate (in connection with a termination of the Participant’s employment, a change in control of the Company or otherwise). Any amounts credited to a Participant’s Company Contributions Account (including related earnings thereon) that have not vested as of the Participant’s Separation from Service (and are not vested in connection with such Separation from Service) shall be forfeited as of such Separation from Service.

8.	DISTRIBUTION OF BENEFITS

8.1 Distribution Elections. At the time of making an election to defer Compensation for a Plan Year pursuant to Section 4, the Participant shall designate, on a form and in a manner prescribed by the Committee, the time or times at which such Plan Year Deferrals (and any related earnings thereon) will be paid. The Participant may elect to have the entire amount of such Plan Year Deferrals paid on either one of the following payment dates:

(a)	in January of a calendar year selected by the Participant which begins at least five (5) years following the end of the Plan Year for which the Compensation is deferred (an “in-service distribution date”); or

(b)	in January of the first calendar year that begins after the six (6) month anniversary of the Participant’s Separation from Service (the “termination of employment distribution date”).

Alternatively, the Participant may elect to have a specified percentage or fixed dollar amount of such Plan Year Deferrals paid on an in-service distribution date, with the remaining percentage or the balance of such Plan Year Deferrals, as applicable, to be paid on the termination of employment distribution date. In no event may a Participant elect more than one in-service distribution date in connection with any one deferral election.

If the Participant does not make any distribution election for such Plan Year Deferrals, the Participant shall be deemed to have elected payment of such Plan Year Deferrals in a lump sum on the termination of employment distribution date. A payment election pursuant to this Section 8.1 shall apply only to the related election to defer Compensation. A Participant must make a new election pursuant to this Section 8.1 by the related deferral election deadline with respect to each deferral of Compensation for which the Participant wants to elect an in-service and/or a termination of employment distribution date.

8.2 In-Service Distributions. If the Participant elects an in-service distribution date under Section 8.1, the in-service distribution shall be in the form of a lump sum payment. If the Participant has a Disability, dies or incurs a Separation from Service prior to the in-service distribution date, the Participant’s election of an in-service distribution date shall become null and void, and the Plan Year Deferrals (and related earnings) subject to such election shall be paid in the form of payment elected (or deemed elected) or otherwise provided for under this Section 8.

8.3 Distributions on Separation from Service. If the Participant elects a termination of employment distribution date under Section 8.1, the Participant’s election shall also indicate whether such distribution shall be in the form of:

(a)	A lump sum payment; or

(b)	Substantially equal annual installments over a period of five (5), ten (10) or fifteen (15) years.

If the Participant elects a termination of employment distribution date, but does not specify a payment form, the Participant shall be deemed to have elected a lump sum payment. If the Participant elects a distribution in installments but the vested balance of the Participant’s Account is less than $10,000 as of the termination of employment distribution date, the Participant shall be deemed to have elected a lump sum payment.

8.4 Changes to Distribution Elections. A Participant may change his or her in-service distribution date elected under Section 8.1 to a later date (but not an earlier date), the Participant may change his or her in-service distribution date election to a termination of employment distribution date or the Participant may change the form of payment election for his or her termination of employment distribution date elected (or deemed elected) under Section 8.3; provided that (1) such a change election must be filed with the Committee at least one year prior to the original in-service distribution date, (2) such a change election will not be effective until at least one year after the date on which the election is made, (3) except in the case of distributions on account of death, Disability, Unforeseeable Emergency or a termination of the Plan pursuant to Section 10.5, such a change election shall defer the payment date to a date that is not less than five years from the date such payment (or the first installment of such payment, in the case of payments elected to be made in annual installments) would otherwise have been made, and (4) such a change election must be made on a form and in a manner prescribed by the Committee. A Participant shall only be permitted to make one such change election for the Plan Year Deferrals for any one Plan Year, and any purported additional change elections shall be null and void. Notwithstanding that lump sum or annual installment payments for a termination of employment distribution date ordinarily commence on the termination of employment distribution date under Section 8.3, the commencement of such lump sum or annual installment payments may be delayed until the fifth anniversary of the termination of employment distribution date in order for the change election to comply with Section 409A of the Code.

8.5 Company Contribution Distributions. Company Contributions credited to a Participant’s Account pursuant to Section 5.1 (and any related earnings thereon), to the extent then vested, shall be distributed in accordance with the Participant’s distribution election that governs the Plan Year Deferrals for the Plan Year to which such Company Contribution relates. If a Participant’s Account is credited with a Company Contribution pursuant to Section 5.2, no later than (i) thirty (30) days after the crediting of such Company Contribution is approved by the Committee and (ii) twelve (12) months prior to the date that any portion of such Company Contribution becomes vested, the Participant shall designate, on a form and in a manner prescribed by the Committee, the time or times at which such Company Contribution and any related earnings thereon will be paid and the form of any such payment. Such election shall be made in accordance with and subject to the requirements set forth in this Section 8. If a Participant is credited with a Company Contribution under Section 5.2 and does not timely make a distribution election under this Section 8, such Company Contribution and any related earnings thereon shall be paid in a lump sum on the termination of employment distribution date or as provided in Sections 8.7 and 8.8 below in the event of death or Disability.

8.6 Withdrawals for Unforeseeable Emergencies. A Participant (or former Participant or Beneficiary) may request a distribution from the vested portion of his or her Account for an Unforeseeable Emergency without penalty. Such distribution for an Unforeseeable Emergency shall be subject to approval by the Committee and may be made only to the extent necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution). A distribution for an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s (or Beneficiary’s) assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (3) by cessation of deferrals under this Plan. The Committee may require that the Participant (or Beneficiary) provide a written representation that any such distribution satisfies the requirements set forth in this Section 8.6.

For purposes of this Section 8.6, an “Unforeseeable Emergency” with respect to a Participant shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case and in all events must constitute an “unforeseeable emergency” within the meaning of Section 409A of the Code. The purchase of a home and the payment of college tuition would typically not be considered to be Unforeseeable Emergencies.

8.7 Distributions on Disability. In the event of the Participant’s Disability that occurs before the Participant’s Separation from Service (but not in the case of a Disability that occurs after a Separation from Service), the Participant’s Account shall be paid out in a lump sum in January of the first calendar year that begins after the Disability.

8.8 Distributions on Death. In the event that a Participant dies before or after the Participant’s Separation from Service or termination of employment distribution date, the balance of the Participant’s Account shall be paid to the Participant’s Beneficiary, in the form of a lump sum payment, in January of the first calendar year that begins after the date of the Participant’s death.

8.9 Inability to Locate Participant. In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the Participant’s Separation from Service, or if later, within two years following the date on which benefits hereunder are to commence, the amount allocated to the Participant’s Accounts shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefits, such benefits shall be reinstated without interest.

8.10 Value of Participant’s Accounts. For the purposes of the amount to be distributed in connection with any distribution pursuant to this Section 8, the value of the Participant’s Account shall be determined by the Committee based on the closing value of the applicable Investment Fund on the last business day in the calendar year preceding the calendar year of distribution.

8.11 Liability for Payment. Notwithstanding anything else in this Plan to the contrary: (1) a Participant’s benefits with respect to this Plan shall be paid by the Participant’s employer to which such benefits relate, and (2) a Participant shall have no right or claim to Plan benefits from any other Participating Affiliate other than the employer referenced in the foregoing clause.

9.	PLAN ADMINISTRATION

9.1 Committee. The Committee shall be appointed by, and serve at the pleasure of, the Board. The number of members comprising the Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

9.2 Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as an Participant. The Chairman of the Committee or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

9.3 Powers and Duties of the Committee. The Committee, on behalf of the Participants and their Beneficiaries, shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a)	To construe and interpret the terms and provisions of this Plan;

(b)	To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries, and to determine the time and manner in which such benefits are paid;

(c)	To maintain all records that may be necessary for the administration of this Plan;

(d)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(e)	To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;

(f)	To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe;

(g)	To authorize all disbursements by the Company or any Trustee pursuant to this Plan and any Trust; and

(h)	To direct each Trustee concerning the performance of various duties and responsibilities under the related Trust.

9.4 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to this Plan.

9.5 Compensation, Expenses and Indemnity. The members of the Committee shall serve without compensation for their services hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Company. The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board and any delegate of the Committee who is an employee of the Company or any Subsidiary against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or any Subsidiary or provided by the Company or any Subsidiary under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

9.6 Annual Statements. Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Account on an annual basis.

10.	MISCELLANEOUS

10.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of any Participating Affiliate. No assets of any Participating Affiliate shall be held under any trust (except as provided in Section 10.2) or held in any way as collateral security for the fulfilling of the obligations of any Participating Affiliate. Any and all of each Participating Affiliate’s assets shall be, and remain, the general unpledged, unrestricted assets of the Participating Affiliate. Each Participating Affiliate’s obligations under this Plan shall be merely that of an unfunded and unsecured promise of the Participating Affiliate to pay money in the future to those persons to whom the Participating Affiliate has a benefit obligation under this Plan (as determined in accordance with the terms hereof including, without limitation, Section 8.10), and the respective rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

10.2 Trust Arrangement. Notwithstanding Section 10.1, a Participating Affiliate may at any time transfer assets representing all or any portion of a Participant’s Account to a Trust to be held and invested and reinvested by the Trustee pursuant to the terms of the Trust Agreement. However, to the extent provided in the Trust Agreement only, such transferred amounts shall remain subject to the claims of general creditors of the Participating Affiliate that established the Trust. To the extent that assets representing a Participant’s Account are held in a Trust when his or her benefits under the Plan become payable, the Participating Affiliate that is liable for the payment of such benefits may direct the Trustee (if that Participating Affiliate established a Trust) to pay such benefits to the Participant from the assets of the Trust.

10.3 Restriction Against Assignment. The respective Participating Affiliate shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

10.4 Tax Withholding. The Company (or the Subsidiary by which the Participant is or was employed) may satisfy any state or federal employment tax withholding obligation with respect to Compensation deferred under this Plan by deducting such amounts from any compensation payable by the Company (or Subsidiary) to the Participant. There shall be deducted from each payment or distribution made under this Plan, or any other compensation payable to the Participant (or Beneficiary), all taxes which are required to be withheld by the Company (or a Subsidiary) in respect to such payment or distribution or this Plan. If the Company (or Subsidiary), for any reason, elects not to (or cannot) satisfy the withholding obligation from the amounts otherwise payable under this Plan, the Participant shall pay or provide for payment in cash of the amount of any taxes which the Company (or a Subsidiary) may be required to withhold with respect to the benefits hereunder.

10.5 Amendment, Modification, Suspension or Termination. The Board or the Committee may amend, modify or suspend this Plan in whole or in part, except that no amendment, modification or suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts or accelerate or defer the timing of any distributions under this Plan as provided in Section 8. The Board or the Committee may terminate and liquidate this Plan and distribute all vested benefits hereunder in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement such as this Plan may be terminated within twelve (12) months following a dissolution or change in control of the Company or may be terminated if the Company also terminates all other similar deferred compensation arrangements and distributes all benefits under this Plan not less than twelve (12) months and not more than twenty-four (24) months following such termination. The Committee may, in its discretion, accelerate the vesting of any or all Participants’ Accounts under this Plan in connection with any such Plan termination and liquidation. A Participating Affiliate may elect to terminate its status as such at any time and, in such event, such termination shall not affect the Participating Affiliate’s obligations under this Plan with respect to amounts previously credited and/or deferred under this Plan (including earnings thereon) for which the Participating Affiliate is liable.

10.6 Governing Law; Severability. This Plan shall be construed, governed and administered in accordance with the laws of the State of California. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.7 Payment on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under this Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee, the Company and its Subsidiaries as to such benefits.

10.8 No Right to Employment. Participation in this Plan shall not give any person the right to continued employment or service or any rights or interests other than as expressly provided herein. No Participant shall have any right to any payment or benefit hereunder except to the extent provided in this Plan.

10.9 Titles and Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

10.10 Claims Procedure. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Company’s then principal executive offices.

Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances. If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial, (ii) the specific reference to pertinent provisions of this Plan on which such denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary, (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and (v) the time limits for requesting a review set forth below.

Within sixty (60) days after the receipt by the Claimant of the written reply described above, the Claimant may request in writing that the Committee review its determination. Such request must be addressed to the Committee at the Company’s then principal executive offices. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Committee’s determination.

Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, in manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

10.11 Arbitration. Any controversy arising out of or relating to this Plan, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of or related to any benefit under this Plan, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by any interested party to this Plan in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence above. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with the resolution of the dispute.

10.12 Section 409A. To the extent that this Plan is subject to Section 409A of the Code, this Plan shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. If any portion of a Participant’s Account balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from this Plan in an amount equal to the lesser of (i) the portion of his or her Account balance required to be included in income as a result of the failure of this Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, or (ii) the Participant’s unpaid vested Account balance.

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IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer effective as of November 18, 2008.

CORINTHIAN COLLEGES, INC.

By:	/s/ Jim Wade

Print Name:	Jim Wade

Its:	Senior VP, Human Resources